Exhibit 99

Farmers & Merchants Bancorp (FMCB) Reports
Record 4th Quarter and Full Year Earnings for 2020

Farmers & Merchants Bancorp (OTCQX: FMCB) today announced that the Company earned record net income of $58.7 million ($74.03 per share of common stock) for the year-ending December 31, 2020, a 4.8% increase over the prior year, resulting in a return on average assets of 1.43% and a return on average equity of 14.60%. Total deposits, loans and assets at year-end were $4.1 billion up 23.9%, $3.11 billion up 16.1% and $4.55 billion, up 22.3%, respectively, over the prior year.

For the 4th quarter of 2020, the Company reported net income of $15.5 million ($19.54 per share of common stock), a 5.8% increase over the 4th quarter of 2019. Return on average assets was 1.39% and return on average equity was 14.76%.

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s record net income of $58.7 million for the year and the earnings momentum experienced in the 4th quarter.  This growth occurred despite significant headwinds from both a continuing low interest rate environment and the COVID-19 pandemic.  Importantly, credit quality remained strong which contributed to our solid operating metrics.  We are working hard to protect our net interest margin in what is a very difficult interest rate and competitive environment and were able to improve our net interest margin to 3.86% in the 4th quarter versus 3.80% in the 3rd quarter.

We remain confident that our long-term strategy of focusing a large segment of our business on agribusiness and the production, processing and distribution of food supplies will somewhat buffer the Company from changes in the economic environment in California, the United States and globally.  Demand for high quality, protein rich food is expected to grow in the future and California’s great Central Valley is a leading agricultural supplier of many important products.

We continue to keep all branches open and maintain regular business hours during this difficult time.  Our staffing levels have remained stable during the COVID-19 crisis, due to our rigorous adherence to the California public health guidelines.

We actively participated in the federal government’s Small Business Administration’s Paycheck Protection Program (“PPP”), originating $347.4 million of loans for 1,540 small business customers (of which $123.1 million has been forgiven and repaid by December 31, 2020), and we are now working with many of these customers as they file their applications for round two of the PPP.  We collected $11.3 million of fees for originating these loans, and as of December 31, 2020 $4.6 million of these fees remain to be accreted to income in 2021. Under the CARES Act guidelines in 2020 we restructured $277.6 million of loans to help customers get through this difficult period.  As of December 31, 2020 only $3.7 million of the restructured loans have not returned to payment status, whether interest-only or full principal and interest.

From a financial perspective, as reflected by the following December 31, 2020 measures, we remain in a strong financial position as we continue to face this period of economic uncertainty:

•	ROAA of 1.39% and ROAE of 14.76% in the fourth quarter 2020;

•	Liquidity of $1.2 billion consisting of Fed Funds Sold and high quality Investment Securities;

•	Strong Asset Quality as reflected by only $495,000 of non-performing loans, and a negligible delinquency ratio of .016% of total loans;

•	Allowance for Credit Losses of $58.9 million or 1.89% of total loans and leases (2.04% exclusive of government fully guaranteed loans issued under the SBA’s Paycheck Protection Program); and

•	Risk Based Capital Ratio of 12.59%.

Our credit exposure to the “Hospitality” (primarily hotels) and “Entertainment” (primarily restaurants, health clubs and movie theaters) industries totals $147.3 million in loans and leases outstanding at December 31, 2020.  Most of these loans: (i) were underwritten with an original LTV of 50-70% on the underlying real estate, providing us with what should be adequate collateral coverage; and (ii) have financially strong guarantors with liquidity that provides additional protection.  Over and above the impact on the Hospitality and Entertainment industries, there continues to be a general economic slowdown as a result of the Governor’s restrictions on business and other activities.  The Central Valley of California may be in a better position than other areas to weather this impact because agricultural activity has substantially continued.  We continue to monitor the impact on our borrowers, and are working closely with them using all of the tools at our disposal to help them successfully move through this period of reduced business activity.”

Deposits
During 2020, total deposits grew to $4.1 billion, an increase over the prior year of $782.2 million or 23.9%.  At December 31, 2020, total demand deposits comprised 58.6% of total deposits, a significant increase over 53.9% at December 31, 2019.  By year end 2020 our cost of total deposits decreased to 0.14%.  Increasing the mix of demand deposits, and reducing the cost of all deposit types, are key parts of our strategy to further lower deposit costs and protect net interest margin.

Loans and Credit Quality
In 2020, total loans & leases grew to $3.1 billion, up $426.6 million, or 16.0% compared to the prior year.  During the 4th quarter the Company produced a sufficient volume of new loan originations to offset most of the $123.1 million in loans forgiven under the SBA PPP, and we enter 2021 with a larger than normal pending loan pipeline. The Company’s yield on loans and leases averaged 4.88% in 2020, and increased to 5.00% in the 4th quarter of 2020.

Asset quality remained strong, with only $495,000 of non-performing loans and leases at December 31, 2020. The overall portfolio delinquency ratio at December 31, 2020 was only .016% of total loans and leases. The Company’s Texas Ratio was 0.29% at December 31, 2020 and 0.21% at December 31, 2019.  Importantly, of the $277.6 million of loans we restructured under the CARES Act guidelines, only $3.7 million have not yet returned to payment status, whether interest-only or full principal and interest.

The provision for credit losses totaled $4.5 million in 2020, of which $2.5 million was expensed in the fourth quarter.  Net loan losses in 2020 were $650,000. As of December 31, 2020, the allowance for credit losses was $58.9 million or 1.89% of total loans and leases (2.04% exclusive of government fully guaranteed loans issued under the SBA’s Paycheck Protection Program).  The Company has elected to defer the implementation of the CECL methodology until 2022.

Earnings
Total revenue increased 2.0% to $174.3 million in 2020 compared to $170.9 million in 2019.  Net interest income increased 6.2% to $149.2 million in 2020 compared to $140.5 million in 2019. Average total earning assets in 2020 increased 18.4% over 2019. The net interest margin was 3.89% for the full year 2020 and 3.86% for the 4th Quarter of 2020 as efforts to protect net interest margin are having a positive impact. The net interest margin in 2020 was impacted by the overall decline in market interest rates, as well as the origination of $347.4 million in Small Business Administration Paycheck Protection Program loans which are accruing interest income at only 1% per annum (plus accreted loan fees which totaled $6.7 million in 2020).  During the 4th quarter, $123.1 million of the SBA PPP loans were forgiven, and at December 31, 2020 PPP loans totaling $224.3 million, or 7.2% of the total loan portfolio, were still outstanding.

Non-interest income was $15.7 million in 2020, compared to $17.2 million in 2019, a decrease of $1.5 million or 9.0%. This decrease was heavily impacted by the Company complying with the Governor of California’s request that banks not charge overdraft and other consumer fees during the early stages of the COVID-19 crisis. Non-interest expense was $82.4 million in 2020, compared to $82.2 million in 2019, an increase of only $164,000 or 0.20%. The Company’s efficiency ratio for 2020 was 50.0% compared to 52.1% in 2019.  In the 4th quarter of 2020 the efficiency ratio was 48.6%.

Liquidity and Capital
At year-end 2020, cash, investment securities and interest bearing deposits with banks totaled $1.2 billion, up from $862.4 million at December 31, 2019. The Company did not have any borrowed funds at year-end.

At December 31, 2020, the Company’s total capital ratio was 12.59%, up from 12.36% at December 31, 2019. The Company’s capital ratios resulted in the highest possible regulatory classification of “Well Capitalized”.  All of the Company’s capital is comprised of common equity with the exception of $10.3 million of subordinated debt (issued as Tier 1 qualifying trust preferred).

About Farmers & Merchants Bancorp
Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. We are the 13th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains. In 2013, the Bank began an expansion into the San Francisco Bay Area with new full-service branches in Walnut Creek and Concord. In early 2018, a loan production office opened in Napa and was converted to a full-service branch in September 2018. The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their 2019 CRA evaluation. Farmers & Merchants Bancorp has paid dividends for 86 consecutive years and we have increased dividends for 56 consecutive years. As a result, we are a member of a select group of only 30 publicly traded companies referred to as “Dividend Kings”. For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Forward-Looking Statements
Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.